Exhibit (i)

1901 L Street, N.W. Washington, DC 20036
telephone: (202) 737-8833 facsimile: (202) 737-5184 www.sewkis.com	One Battery Park Plaza New York, New York 10004 Telephone: (212) 574-1200 Facsimile: (212) 480-8421

                                                                                                                                           August 27, 2026

AB Corporate Shares

66 Hudson Boulevard East, 28th Floor

New York, New York 10001

Ladies and Gentlemen:

We have acted as counsel for AB Corporate Shares (the “Trust”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indefinite number of shares (“Shares”) representing the beneficial interest, par value $0.00001 per share, in the Trust’s AB Corporate Income Shares, AB Impact Municipal Income Shares, AB Municipal Income Shares, AB Taxable Multi-Sector Income Shares, AB Municipal Income Shares C, and AB Municipal Income Shares N (each a “Fund”). The Trust was formed under Massachusetts law, is a trust with transferable shares of the type commonly called a “Massachusetts business trust” and is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. This opinion relates to the Shares of the Trust being registered pursuant to the Post-Effective Amendment to the Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) to become effective on August 31, 2026, pursuant to paragraph (b) of Rule 485 under the Securities Act (as so amended, the “Registration Statement”) in which this letter is included as Exhibit (i).

As counsel for the Trust, we have participated in the preparation of the Registration Statement. We have examined the Agreement and Declaration of Trust (the “Declaration”) and By-laws of the Trust and applicable amendments and supplements thereto and have relied upon such records of the Trust and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

Based on such examination, and subject to the qualification concerning possible shareholder liability set forth below, we are of the opinion that the Shares of the Trust to be offered for sale pursuant to the Registration Statement are duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and non-assessable Shares of the Trust under the laws of the Commonwealth of Massachusetts.

AB Corporate Shares August 27, 2026 Page 2

Under Massachusetts law, shareholders of a trust could, under certain circumstances, be held personally liable for the obligations of the trust by reason of being or having been a shareholder of the trust. However, the Declaration disclaims shareholder liability for acts or obligations of the Trust and requires that the notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its Trustees. The Declaration provides for indemnification out of the property of the Trust for all loss and expense of any shareholder held personally liable for the obligations of the Trust by reason of being or having been a shareholder of the Trust. Thus, the risk of a shareholder incurring financial loss by reason of being or having been a shareholder of a Fund is limited to circumstances in which the Trust itself would be unable to meet its obligations.

We do not express an opinion with respect to any laws other than the laws of Massachusetts applicable to the issuance of shares of beneficial interest in a domestic business trust. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Massachusetts or any other jurisdiction. Additionally, we do not express any opinion with respect to any laws, rules, regulations or orders concerning emergencies declared by any governmental authority or the effect thereof on the opinions expressed herein. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

Very truly yours,

/s/ Seward & Kissel LLP